Exhibit 99.1

NanoString Provides COVID-19 Business Update and Announces Conference Call on Thursday May 7th, 2020

GeoMx DSP Orders and Revenue In-Line with Prior Guidance
nCounter Instrument and Consumable Revenue Disrupted by COVID-19
SEATTLE - (Business Wire) April 6, 2020 - NanoString Technologies, Inc. (NASDAQ:NSTG), a leading provider of life science tools for discovery and translational research, today announced preliminary operational and financial results for the quarter ended March 31, 2020, and outlined the company’s response to the COVID-19 pandemic and the ongoing impact on operations.
“I am proud of the way NanoString has responded to the COVID-19 outbreak. Our team has taken significant measures to ensure the safety of our employees and our community, while serving our customers and delivering first quarter revenue growth during the ongoing COVID-19 pandemic,” said Brad Gray, President and CEO of NanoString. “While our dedicated employees have enabled the essential aspects of our operations to continue, the current situation is limiting the work of researchers across all geographies and disrupting typical shipping and ordering patterns. As of today, we estimate that approximately half of our research customers have a reduced ability to receive shipments, and some have temporarily stopped accepting shipments altogether.”
“We generated more than 15 new GeoMx® DSP instrument orders in the first quarter, and overall GeoMx revenue was at the upper end of our first quarter guidance. In contrast, nCounter® revenue fell short of the bottom end of our first quarter guidance, as slowing global research activity reduced demand for consumables,” said Thomas Bailey, CFO of NanoString. “As a result, we are withdrawing full-year guidance until our visibility into revenue trends improves. Our recently completed $230 million financing provides a strong balance sheet that will support the Company while we navigate this period of uncertainty.”
For the quarter ended March 31, 2020:

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Product and service revenue was approximately $24.5 million, representing growth of approximately 15%, as compared to the prior year period. This compares to guidance for first quarter product and service revenue of $25 to $28 million.

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nCounter revenue was approximately $17.4 million, including about $3.3 million from instrument sales and about $10.9 million from consumables sales. This compares to guidance for first quarter nCounter revenue of $19 to $21 million.

•	GeoMx DSP revenue was approximately $7.1 million, as compared to prior guidance for first quarter GeoMx DSP revenue of $6 to $7 million.

•	Cash, cash equivalents and short-term investments totaled approximately $270 million as of March 31, 2020.
Fiscal Year 2020 Outlook
As a result of the highly dynamic situation and ongoing disruptions from COVID-19, the company is withdrawing its financial guidance for fiscal year 2020. At the present time, the Company cannot predict the extent or duration of the impact of the COVID-19 outbreak on our operating results. Management may provide an updated outlook in its first quarter operating results announcement and conference call currently scheduled for Thursday, May 7th, based on information available at that time.
First Quarter Conference Call
The Company will release operating results for the first quarter after the close of the market on Thursday, May 7, 2020. Company management will host a conference call beginning at 4:30pm ET to discuss those results and provide a business update.
Individuals interested in listening to the conference call may do so by dialing (866) 211-0364 for domestic callers, or (647) 689-6861 for international callers. Please reference Conference ID: 4699305. To listen to a live webcast, please visit the investor relations section of the company’s website at nanostring.com.
A replay of the call will be available beginning May 7, 2020 at 7:30pm ET through midnight on March 14, 2020. To access the replay, dial (800) 585-8367 or (416) 621-4642 and reference Conference ID: 4699305. The webcast will also be available on the Company’s website for one year following the completion of the call.
About NanoString Technologies, Inc.
NanoString Technologies is a leading provider of life science tools for discovery and translational research. The company’s nCounter® Analysis System is used in life sciences research and has been cited in more than 3,250 peer-reviewed publications. The nCounter Analysis System offers a cost-effective way to easily profile the expression of hundreds of genes, proteins, miRNAs, or copy number variations, simultaneously with high sensitivity and precision, facilitating a wide variety of basic research and translational medicine applications, including biomarker discovery and validation. The company’s GeoMx™ Digital Spatial Profiler enables highly-multiplexed spatial profiling of RNA and protein targets in a variety of sample types, including FFPE tissue sections.
For more information, please visit www.nanostring.com.
NanoString, NanoString Technologies, the NanoString logo, GeoMx, and nCounter are trademarks or registered trademarks of NanoString Technologies, Inc. in various jurisdictions.
Forward Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the impact of the COVID-19 pandemic and slowing global research activity on the company’s operations and future financial performance. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include the extent and duration of the impact of the COVID-19 pandemic and adverse conditions in the general domestic and global economic markets; as well as the other risks set forth in the company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. NanoString Technologies disclaims any obligation to update these forward-looking statements except as required by law.
The amounts set forth above are preliminary estimates. We are in the process of finalizing our results of operations for the three months ended March 31, 2020 and therefore final results are not yet available. These preliminary estimates are based solely upon information available to management as of the date of this press release. Our actual results may differ from these estimates due to the completion of our quarter-end closing procedures, final adjustments and developments that may arise between now and the time our financial results for the three months ended March 31, 2020 are finalized. You should read our unaudited consolidated financial statements for the three months ended March 31, 2020 once they become available.
Contact:
Doug Farrell
Vice President, Investor Relations & Corporate Communications
dfarrell@nanostring.com
Phone: 206-602-1768